UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Under Rule 14a-12

QUANTA CAPITAL HOLDINGS LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

                , 2006

Hamilton, Bermuda

To the Shareholders of Quanta Capital Holdings Ltd.:

You are cordially invited to attend the annual general meeting of shareholders of Quanta Capital Holdings Ltd. which will be held on Wednesday, June 7, 2006 at 10:00 a.m. (local time), at The Fairmont Hamilton Princess Hotel, 76 Pittsbay Road, Hamilton HM 11, Bermuda, and at any adjournment or postponement thereof. On the following pages you will find the notice of annual general meeting and the proxy statement with detailed information about the business to be considered at the meeting. The proxy statement and proxy card are first being distributed to shareholders on or about                , 2006.

All holders of the Company's common shares, par value $0.01 per share, at the close of business on April 18, 2006 will be entitled to vote at the annual general meeting of shareholders. To assure that you are represented at the annual general meeting, whether or not you plan to attend the meeting in person, please read carefully the accompanying proxy statement. Your vote is very important. Please complete, date, sign and return the enclosed proxy card promptly.

Sincerely,
Robert Lippincott III Interim Chief Executive Officer

QUANTA CAPITAL HOLDINGS LTD.

Cumberland House
1 Victoria Street
Hamilton HM 11 Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 7, 2006

NOTICE IS HEREBY GIVEN that the annual general meeting of shareholders of Quanta Capital Holdings Ltd. (the ‘‘Company’’), will be held on Wednesday, June 7, 2006, at 10:00 a.m. (local time), at The Fairmont Hamilton Princess Hotel, 76 Pittsbay Road, Hamilton HM 11, Bermuda, and at any adjournment or postponement thereof.

At the annual general meeting, the Company's shareholders will be voting on the following proposals:

PROPOSAL No. 1:    To elect seven directors to serve for a term of one year or until their respective successors are elected and qualified.

PROPOSAL No. 2:    To approve the reallocation of 656.9 million from our share premium account for Bermuda company law purposes to our contributed surplus account.

PROPOSAL No. 3:    To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2006.

PROPOSAL No. 4:    To conduct other business if properly raised.

Only shareholders of record, as shown by the Register of Members of the Company, at the close of business on April 18, 2006 are entitled to notice of, and to vote at, the annual general meeting or any adjournment or postponement thereof. A copy of the Company's financial statements for the fiscal year ended December 31, 2005, as approved by the board of directors, shall be made available to the shareholders of the Company at the annual general meeting.

All shareholders are cordially invited to attend the annual general meeting. If you do not expect to be present at the annual general meeting, you are requested to complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the annual general meeting. For the votes represented by your proxy to be counted at the meeting, your proxy must be received before the annual general meeting. In the event you decide to attend the annual general meeting in person, you may, if you desire, revoke your proxy before the annual general meeting or at the annual general meeting prior to the vote pursuant to the proxy and vote your shares in person.

YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,
Michael B. Ashford Secretary

Hamilton, Bermuda
                        , 2006

Page
INTRODUCTION	2
VOTING RIGHTS AND SOLICITATION OF PROXIES	2
Purpose of the Annual General Meeting	2
Record Date and Outstanding Shares	2
Quorum and Votes Required to Approve the Proposals	2
Voting at the Annual General Meeting	3
Revocability and Voting of Proxies	4
Attending the Annual General Meeting	4
Solicitation	5
Householding	5
PROPOSALS TO BE VOTED UPON
Proposal No. 1 — Election of Directors	5
Proposal No. 2 — Approval of the reallocation of $656.9 million from the Company's share premium account for Bermuda company law purposes to our contributed surplus account	7
Proposal No. 3 — Ratification of Independent Registered Public Accounting Firm	8
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Structure of the Board of Directors	10
Committees of the Board of Directors	10
Non-Employee Director Compensation	12
Meetings of the Board of Directors, Executive Sessions and Attendance by Members of the Board of Directors at Annual General Meeting of Shareholders	13
Nomination of Directors	13
Procedures for Contacting the Board of Directors	15
EXECUTIVE OFFICERS	15
EXECUTIVE COMPENSATION
Summary Compensation Table	16
Option Grants	17
Fiscal Year-End Option Values	17
Long-Term Incentive Awards	18
Employment Agreements	18
Separation and Release Agreements	20
Annual Variable Cash Compensation Plan	21
Compensation Committee Interlocks and Insider Participation	21
REPORT OF THE COMPENSATION COMMITTEE	22
STOCK PERFORMANCE GRAPH	24
REPORT OF THE AUDIT COMMITTEE	25
SECURITY OWNERSHIP	26
CERTAIN TRANSACTIONS	27
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	29
SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2007 ANNUAL GENERAL MEETING	29
ANNUAL REPORT	29
OTHER MATTERS	30

PROXY STATEMENT
ANNUAL GENERAL MEETING OF SHAREHOLDERS
June 7, 2006

INTRODUCTION

This proxy statement is furnished to shareholders of Quanta Capital Holdings Ltd., an exempted company incorporated in Bermuda as a holding company (the ‘‘Company’’), in connection with the solicitation of proxies, in the accompanying form, by the board of directors of the Company (the ‘‘board of directors’’ or the ‘‘board’’) for use in voting at the annual general meeting of shareholders to be held on Wednesday, June 7, 2006, at 10:00 a.m. (local time), at The Fairmont Hamilton Princess Hotel, 76 Pittsbay Road, Hamilton HM 11, Bermuda, and at any adjournment or postponement thereof.

This proxy statement, the attached notice of annual general meeting and the enclosed proxy card are first being mailed to our shareholders on or about                 , 2006. In addition, a copy of the annual report on Form 10-K of the Company for 2005 (including financial statements), which is not a part of the proxy soliciting material, is enclosed.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Purpose of the Annual General Meeting

The specific proposals to be considered and acted upon at the annual general meeting are summarized in the accompanying notice of annual general meeting of shareholders. Each proposal is described in more detail in this proxy statement.

Record Date and Outstanding Shares

The board of directors has fixed the close of business on April 18, 2006 as the record date (the ‘‘Record Date’’) for the determination of shareholders entitled to notice of, and to vote at, the annual general meeting. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the annual general meeting or any and all adjournments or postponements thereof.

As of the Record Date, the Company had issued and outstanding 69,946,861 common shares, par value $0.01 per share. The common shares comprise all of the Company's issued and outstanding voting stock.

Quorum and Votes Required to Approve the Proposals

A ‘‘quorum’’ is necessary to hold the annual general meeting. A quorum consists of two or more persons present in person and representing in person or by proxy in excess of 50% of the issued and outstanding common shares entitled to attend and vote at the annual general meeting.

A broker ‘‘non-vote’’ occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Abstentions and broker

‘‘non-votes’’ are counted as present and entitled to vote for purposes of determining a quorum, but are not counted for purposes of determining any of the proposals to be voted on. Abstentions and broker non-votes are not counted in determining the total number of votes cast and will have no effect with respect to Proposals 1, 2 and 3. The affirmative vote by a majority of the votes cast is required to approve the proposals to be acted on at the annual general meeting.

Voting at the Annual General Meeting

In general, shareholders have one vote for each common share held by them and are entitled to vote at all meetings of shareholders. The series A preferred shares do not carry the right to vote on any of the resolutions proposed at this annual general meeting. Our bye-laws provide generally that any shareholder owning, directly, indirectly or, in the case of any U.S. Person, constructively or by attribution, shares with more than 9.5% of the total voting power of all shares entitled to vote generally at an election of directors will have the voting rights attached to such shares reduced so that it may not exercise more than 9.5% of the total voting rights. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder's ‘‘control group.’’ A ‘‘control group’’ means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the controlled shares of such person. ‘‘Controlled shares’’ means all shares that a person is deemed to own directly, are beneficially owned directly or indirectly within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’), or in the case of a U.S. person, are owned indirectly (within the meaning of Section 958(a) of the Internal Revenue Code) or constructively (within the meaning of Section 958(b) of the Internal Revenue Code). A similar limitation is to be applied to shares held directly by members of a ‘‘related group.’’ A ‘‘related group’’ means a group of shareholders that are investment vehicles and are under common control and management. Any reduction in votes is generally allocated proportionately among members of the shareholder's ‘‘control group’’ or ‘‘related group,’’ as the case may be.

Under these provisions certain shareholders may have their voting rights limited to less than one vote per share. Moreover, these provisions could have the effect of reducing the voting power of certain shareholders who would not otherwise be subject to the limitation by virtue of their direct share ownership.

Our directors are empowered to require any shareholder to provide information as to that shareholder's beneficial ownership of shares, the names of persons having beneficial ownership of the shareholder's shares, relationships, associations or affiliations with other shareholders or any other facts the directors may deem relevant to a determination of the number of controlled shares attributable to any person. Our directors may disregard the votes attached to the shares of any holder failing to respond to such a request or submitting incomplete or untrue information.

Our directors retain certain discretion to make such final adjustments to the aggregate number of votes attaching to the shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no person will hold more than 9.5% of our voting rights at any time. As a result of any reduction in the votes of other shareholders, your voting power might increase above 5% of the aggregate voting power of the outstanding shares, which may result in your becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Exchange Act. In addition, the reallocation of your votes could result in your becoming subject to filing requirements under Section 16 of the Exchange Act.

The election of each nominee for director, and the approval of all other matters to be voted upon at the annual general meeting, require the affirmative vote of a majority of the votes cast at the annual general meeting, provided there is a quorum (consisting of two or more persons present in person and representing in person or by proxy in excess of 50% of the issued and outstanding common shares entitled to attend and vote at the annual general meeting). Cumulative voting by shareholders is not permitted.

The Company has appointed an inspector of elections to count votes cast in person or by proxy. Common shares owned by shareholders who are present in person or by proxy at the annual general meeting but who elect to abstain from voting will be counted towards the presence of a quorum. However, such common shares, and common shares owned by shareholders and not voted in person or by proxy at the annual general meeting (including broker non-votes), will not be counted towards the majority of the votes cast needed to elect a director or approve any other matter before the shareholders and thus will have no effect on the outcome of those votes. Common shares held by shareholders who indicate on their proxy cards that they withhold authority to vote on any or all director nominees will be counted as a ‘‘no’’ vote with respect to those nominees as to which authority has been withheld. Common shares held by shareholders who have signed their proxy cards but have not indicated a choice will be counted towards the presence of a quorum and will be voted for the election of the nominees in Proposal No. 1 listed herein, for the reallocation of $656.9 million from our share premium account to our contributed surplus account in Proposal No. 2 and for the ratification of the selection of PricewaterhouseCoopers LLP ("PwC") in Proposal No. 3.

Revocability and Voting of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the annual general meeting or at the annual general meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

•	by writing a letter delivered to the registered office of the Company at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda, attention: Michael B. Ashford, stating that the proxy is revoked;

•	by submitting another proxy with a later date; or

•	by attending the annual general meeting in person and voting their common shares.

Any notice of revocation of an outstanding proxy (including the submission of another proxy with a later date) must be received before the annual general meeting or at the annual general meeting prior to the vote pursuant to the proxy. Any shareholder of record entitled to vote at the annual general meeting may attend the annual general meeting and vote in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee, you are considered the beneficial owner of shares held in street name. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a ‘‘legal proxy’’ from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the annual general meeting. Your broker, bank or nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or nominee how to vote your shares. Even if you do not intend to vote your shares at the annual general meeting, you may attend the meeting by following the procedures described below.

Unless the Company receives specific instructions to the contrary or unless such proxy is properly revoked, shares represented by each properly executed proxy will be voted: (1) FOR the election of each of the Company's nominees as a director; (2) FOR reallocating $656.9 million from the Company's share premium account to our contributed surplus account; and (3) with respect to any other matters that may properly come before the annual general meeting, at the discretion of the proxy holders.

Attending the Annual General Meeting

A person is entitled to attend the annual general meeting only if that person was a shareholder or joint shareholder as of the close of business on the Record Date or you hold a valid proxy for the annual general meeting. You should be prepared to present photo identification for admittance. In addition, the names of shareholders of record will be verified against the list of shareholders of record on the Record Date as shown on the Register of Members of the Company prior to being admitted to the annual general meeting. If you are not a shareholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the Record Date, such as your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker or nominee, or other similar evidence of ownership together with a letter from the broker or nominee appointing such shareholder as their proxy. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual general meeting.

Solicitation

The Company will pay the costs relating to this proxy statement, the proxy card and the annual general meeting. The Company has not retained anyone to solicit proxies personally or by mail, telephone or internet. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. Directors, officers and regular employees of the Company may solicit proxies by telephone, facsimile, electronic submission or other means or in person. They will not receive any additional compensation for any solicitation activities.

Householding

If you and others who share your mailing address beneficially own the Company's common shares or shares of other companies through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose shares are held in such accounts. This practice, known as ‘‘householding,’’ is designed to reduce the volume of duplicate information and reduce printing and postage costs. You may discontinue householding by contacting your bank or broker. You may also request delivery of an individual copy of the annual report or proxy statement by contacting the Company at (441) 294-6350 or by writing to Karen Barnett, Quanta Capital Holdings Ltd., Cumberland House, 1 Victoria Street, Hamilton HM 11, Bermuda.

You may be able to initiate householding if your bank or broker has chosen to offer such service, by following the instructions provided by your bank or broker.

PROPOSALS TO BE VOTED UPON

Proposal No. 1 — Election of Directors

Pursuant to our bye-laws, the number of directors on our board is currently fixed at seven. All seven directors are presently serving on our board, four of whom are independent as that term is defined by the listing standards of the Nasdaq National Market. Five of our directors were elected at our 2005 annual general shareholders meeting and two of our directors were appointed in February 2006 to fill vacancies on the board. All of our directors are standing for re-election at this annual general meeting of shareholders. If elected, they will serve until the next annual general meeting of shareholders. Each nominee for director was recommended by the governance and nominating committee and approved by our board of directors. Information regarding the business experience of each nominee is provided below. Proxies at this meeting cannot be voted for a greater number of persons than the number of nominees listed below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE ‘‘FOR’’ THE ELECTION OF MESSRS. RITCHIE, MURPHY, LIPPINCOTT, BAKER, MORRIS, RAMSEY AND SHAPIRO AS DIRECTORS. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

The election of each nominee for director requires the affirmative vote of a majority of the votes cast at the annual general meeting.

James J. Ritchie — 52 — Chairman of the Board.    Mr. Ritchie has served as a director since September 2003 and as chairman of the board since October 2005. As non-executive chairman of the board, Mr. Ritchie leads the work of the board of directors particularly with respect to our strategy development and monitoring its execution. He has over 28 years of experience in the insurance and financial services industries, particularly in the U.S. and international insurance and reinsurance industries. From February 2001 until May 2003, he served as managing director and chief financial officer of White Mountains Insurance Group, Ltd.'s OneBeacon Insurance Company and served as a group chief financial officer for White Mountains Insurance Group, Ltd. From December 2000 until February 2001, Mr. Ritchie was a consultant for White Mountains Insurance Group, Ltd. From 1986 until 2000, Mr. Ritchie held various positions with CIGNA Corporation including chief financial officer of the company's international division and head of its internal audit division. Prior to Mr. Ritchie's insurance career, from 1977 until 1986, he served in the audit group at Price Waterhouse, including as a senior audit manager. Mr. Ritchie is also a member of the board of directors and chairman of the audit committee of Ceres Group, Inc., a public company engaged in an array of health and life insurance products and is a member of the board of directors, audit committee and compensation committee of KMG America Corporation, a public company engaged in life and health insurance risk assumption, third-party administration and medical management services. He is a Certified Public Accountant and participates in various industry groups, including Financial Executives International, the National Association of Corporate Directors, the American Institute of Certified Public Accountants and the Institute of Internal Auditors.

Michael J. Murphy — 55 — Deputy Chairman of the Board and Chairman of the Office of Strategic Innovation.    Mr. Murphy was appointed as our deputy chairman of the board in 2003. He served as our chief operating officer from 2003 until March 2005. He has served as our chairman of the office of strategic innovation since March 2005. From January 2001 to June 27, 2003, Mr. Murphy served as executive vice president of CFS where he was responsible for Chubb's environmental solutions business. Mr. Murphy was also the chairman of the board of directors and co-founder of Environmental Strategies Corporation (‘‘ESC’’). He has over 25 years of experience in risk analysis and has played an active role in the development of environmental policy and technical risk assessment procedures for the environmental insurance industry. Prior to co-founding ESC, he was the chief operating officer of Risk Science International, a corporate division of Frank B. Hall & Co. Mr. Murphy was formerly appointed to the World Health Organization's Expert Advisory Consultation of Environmental Risk Management and testified on waste policy issues before the House of Lords Conference to assist in establishing U.K. waste policy.

Robert Lippincott III — 59 — Interim Chief Executive Officer, President and Director.    Mr. Lippincott was appointed as our interim chief executive officer and president on November 21, 2005. He has served as a director since March 2005 and prior to his appointment as our interim chief executive officer, he also served on our Audit Committee. Mr. Lippincott has been the president of Lippincott Consulting Holding LLC, which provides consulting services to the insurance and reinsurance industries since January 2005. From April 2003 until December 2004, Mr. Lippincott served as executive vice president of Towers Perrin Reinsurance, a reinsurance intermediary. From October 1983 to March 2003, Mr. Lippincott served in a number of positions at the AXA group of insurance companies, most recently, from January 2001 to February 2003 as the chairman, president and chief executive officer of AXA Re Property and Casualty Insurance Company. He was also the founder of the U.S. reinsurance operations of AXA Reinsurance Company. Prior to his employment with AXA, Mr. Lippincott served in various positions at Tokyo Reinsurance Company, MONY Reinsurance Company, INA Reinsurance Company and Aetna Casualty and Surety Company. Mr. Lippincott currently also serves as a director of privately held AXA Art Insurance Company where he is a member of the compensation committee. He was also the former president and director of the Independent Reinsurance Underwriters Association of America.

Roland C. Baker — 67 — Director.    Mr. Baker has served as a director since February 2006. He has more than 35 years experience in the insurance industry. He served as president of First Penn-Pacific Life Insurance Company, a member of the Lincoln Financial Group, from 1995 until his retirement in 2001. Since his retirement in 2001, Mr. Baker has served as a consultant to the insurance industry and as adjunct professor of finance at Northeastern Illinois University. Mr. Baker also serves as a director and a member of the audit committee of Ceres Group, Inc., a public company engaged in an array of health and life insurance products, and has served on the board of directors of American College, American Council of Life Insurers and the American Insurance

Association. He is a Certified Public Accountant, a Chartered Life Underwriter, and a Fellow of the Life Insurance Management Institute.

Nigel W. Morris — 47 — Director.    Mr. Morris has served as a director since September 2003. He is the president of Ffestiniog Company LLC., an investment company. Until April 2004, he was the vice chairman of the board of directors of Capital One Financial Corporation (‘‘Capital One’’), a leading provider of consumer financial products, which he co-founded in 1995. From 1995 until May 2003, Mr. Morris was the president and chief operating officer of Capital One. Mr. Morris has been named, among other honors, ‘‘Entrepreneur of the Year’’ in July 1999 by the London Business School. He is currently a member of the governing body of the London Business School and serves on the board of directors and the audit committee of The Economist Group. He is a trustee of New Philanthropy Capital, a charity in the United Kingdom that develops and encourages more effective charitable giving worldwide.

W. Russell Ramsey — 46 — Director.    Mr. Ramsey has served as a director since September 2003. He is currently the chairman and chief executive officer of Ramsey Asset Management LLC. Mr. Ramsey is also a co-founder of Friedman, Billings, Ramsey Group, Inc., a national investment bank, where he has been a director since its inception in 1989. Further, Mr. Ramsey served as president and secretary of Friedman, Billings, Ramsey Group, Inc. from 1989 to 1999 and served as its president and co-chief executive officer from 1999 to December 2001. Mr. Ramsey is on the board and audit and governance committees of JER Investors Trust, a company which invests in and originates real estate financial products, primarily commercial mortgage-backed securities and nonconforming mezzanine and other mortgage loans. He also serves on the board of trustees of George Washington University and is a member of the advisory council of the National Geographic Society.

Robert B. Shapiro — 56 — Director.    Mr. Shapiro has served as a director since February 2006. He currently is also Of Counsel with the Jorden Burt LLP specializing in insurance operations, mergers and acquisitions, financial transactions and compliance. Before joining Jorden Burt LLP in May 2005, he practiced with The Bernstein Law Firm from 1983 to 2005. He also previously practiced with the U.S. Securities and Exchange Commission.

Director Independence

The board of directors has determined that four of the seven directors standing for re-election have no material relationship with the Company and are independent under the listing standards of the Nasdaq National Market. These directors are Roland C. Baker, Nigel W. Morris, James J. Ritchie and Robert B. Shapiro.

Proposal No. 2 — Approval of the reallocation of $656.9 million from the Company's share premium account for Bermuda company law purposes to the contributed surplus account.

The board of directors has recommended and asks that you approve a resolution to reallocate $656.9 million from our share premium account to our contributed surplus account.

Under the Companies Act 1981 of Bermuda, as amended (the ‘‘Companies Act’’), when a company issues shares, the aggregate paid in par value of the issued shares comprises the company's share capital account.  When shares are issued at a ‘‘premium,’’ that is, where the actual sum paid for a share exceeds the par value of the share, the amount paid in excess of the par value must be allocated to and maintained in a capital account called the ‘‘share premium account.’’ The Companies Act requires shareholder approval prior to any reduction of the share capital or share premium account.  Bermuda law also provides that a company maintain a contributed surplus account, to which the company must allocate, among other things, shareholder capital which is unrelated to any share subscription.

Our ability to pay dividends is subject to Bermuda regulatory constraints. Under Bermuda law, we may not declare or pay dividends or make distributions if we have reasonable grounds for believing either that we are, or will after the payment be, unable to pay our liabilities as they become due or if the realizable value of our assets will thereby be less than the aggregate of our liabilities and our issued share capital and share premium account.

Currently, the Company has approximately $656.9 million in its share premium account. The Company has a high share premium account due to the significant difference between the $0.01 par value of our common shares and our series A preferred shares and the amounts paid for those shares in recent and historical offerings of the Company.

As a result of our losses, for Bermuda company law purposes, we expect that the realizable value of our assets will no longer exceed the aggregate of our liabilities and our issued share capital and share premium accounts. So long as this deficiency continues, we are prohibited by Bermuda company law from paying dividends or making distributions to our shareholders even though our total shareholders’ equity was approximately $375 million as of March 31, 2006.

In order for the Company to have the ability to declare and pay dividends to our holders of common shares or series A preferred shares, the board of directors has determined that it is in the best interests of the Company to reduce the share premium account to zero and allocate $656.9 million to the Company's contributed surplus account. This reduction of our share premium account and reallocation to our contributed surplus account requires the approval of our shareholders to be effective. Distributions from our contributed surplus account, however, may be approved and made by the board of directors without any need for shareholder approval.

Assuming our shareholders give the required approval, the reduction of our share premium account will allow future dividends and distributions to be made by the board of directors within the limits prescribed by Bermuda law. In addition, the reallocated capital will remain part of our capital structure available for the benefit of our creditors and shareholders.

Dividends on our series A preferred shares are non-cumulative. Consequently, if the board of directors (or a committee of the board) does not authorize and declare a dividend for any dividend period, holders of our series A preferred shares would not be entitled to receive any such dividend, and such unpaid dividend will not accrue and will not be payable. We will have no obligation to pay dividends for a dividend period on or after the dividend payment date for such period if the board of directors (or a committee of the board) has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to our series A preferred shares. Any determination to pay dividends to holders of our series A preferred shares and common shares in the future will be at the discretion of the board of directors. Accordingly, even if this Proposal No. 2 is approved at the annual general meeting, we cannot assure you that we will declare or pay dividends on the series A preferred shares or common shares in the future.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE ‘‘FOR’’ THE REALLOCATION OF $656.9 MILLION FROM OUR SHARE PREMIUM ACCOUNT TO OUR CONTRIBUTED SURPLUS ACCOUNT. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

The approval of the reduction of our share premium account and reallocation of $656.9 million to our contributed surplus account requires the affirmative vote of a majority of the votes cast at the annual general meeting.

Proposal No. 3 — Ratification of Independent Registered Public Accounting Firm

Upon the recommendation of the audit committee, the board of directors has approved the appointment of the firm of PwC as the Company's independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2006, subject to the ratification of the appointment by the shareholders and to acceptance by the Company's independent registered public accounting firm. PwC has audited the Company's financial statements since the Company's inception in May 2003.

Representatives of PwC are expected to be present at the annual general meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

The ratification of PwC as the Company's independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the annual general meeting.

Fee Information

The following table shows the fees billed or expected to be billed in the Company for the services provided by PwC for the years ended December 31, 2004 and December 31, 2005.

PricewaterhouseCoopers LLP Fees and Services	2004 Actual Fees	2005 Actual Fees
Audit Fees	$1,974,786	5,330,000
Audit-Related Fees	$125,000	—
Tax Fees	$—	—
All Other Fees	$24,628	—
Total Fees	$2,124,415	5,330,000

Audit fees for 2005 consist of fees paid to PwC for the audits of the annual consolidated financial statements (for inclusion in the Company's annual report on Form 10-K filed in 2006), audits of annual statutory and subsidiary financial statements and services that are normally provided by the independent registered public accounting firm in connection with statutory, SEC and regulatory filings or engagements, including work related to the Company's December 2005 offerings of common and series A preferred shares, and the review of the consolidated financial statements included in our quarterly reports on Form 10-Q.

Audit-related fees for 2004 consist of fees paid to PwC for technical advisory services and accounting consultations concurring financial accounting and reporting standards. PwC did not provide services to the Company that would be classified under "Audit-related fees" in 2005.

PwC did not provide any services to the Company that would be classified under "Tax Fees" in 2004 or 2005.

"All Other Fees" in 2004 relates to certain services performed by PwC relating to the Company's establishment of new subsidiaries in the United Kingdom as well as the provision of an executive compensation survey in Bermuda. PwC did not provide any services to the Company that would be classified under "All Other Fees" in 2005.

Pre-Approval Policies and Procedures

In accordance with the SEC's auditor independence rules and the audit committee charter, the audit committee has established the following policies and procedures by which it approves in advance any audit and permissible non-audit services to be provided by PwC.

Prior to the engagement of the independent auditor for any audit or permitted non audit services, the chief financial officer, his designee or the chief operating officer, submits a proposal for such services to the audit committee or the chairman of the audit committee, as the case may be. The audit committee reviews such proposals and provides its consent only after first considering whether terms and fees for the following services are subject to the committee's consideration for pre-approval on a case-by-case basis:

•	annual audit of the Company's financial statements;

•	tax services proposed to be provided at the Company's expense to any executive officer or director of the company in his or her individual capacity;

•	services that were pre-approved but would exceed any corresponding fee threshold; and

•	other services that do not permit the registered public accounting firm to provide services in connection with a transaction initially recommended by the registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

The audit committee also will not permit the registered public accounting firm's engagement to provide any services to the extent that the SEC has prohibited the provision of those services by independent registered public accounting firms, which generally include:

•	bookkeeping or other services related to accounting records or financial statements;

•	financial information systems design and implementation;

•	appraisal or valuation services, fairness opinions or contribution-in-kind reports;

•	actuarial services;

•	internal audit outsourcing services;

•	management functions;

•	human resources;

•	broker-dealer, investment advisor or investment banking services;

•	legal services; and

•	expert services unrelated to the audit.

The audit committee delegated authority to the chairman of the committee, to:

•	pre-approve any services proposed to be provided by the independent registered public accounting firm and not already pre-approved or prohibited by this policy;

•	increase any authorized fee limit for pre-approved services (but not by more than 20% of the initial amount that was pre-approved) before the Company or its subsidiaries engage the registered public accounting firm to perform services for any amount in excess of the fee limit; and

•	Investigate further the scope, necessity or advisability of any services as to which pre-approval is sought.

The chairman is required to report any pre-approval or fee increase decisions to the audit committee at the next committee meeting. The audit committee did not delegate to management any of the audit committee's authority or responsibilities concerning the registered public accounting firm's services.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Structure of the Board of Directors

Pursuant to our bye-laws, the number of directors on our board is currently fixed at seven. Four directors have been determined to be independent by our board of directors under the listing standards of the Nasdaq National Market.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee, a governance and nominating committee and an executive committee. The audit committee, compensation committee and governance and nominating committees are entirely comprised of independent directors, as such term is defined under the Nasdaq National Market listing standards. The board of directors has adopted a written charter for each of these committees. The full text of each of the charters, as well as the Company's code of business conduct, are available on the Company's website at www.quantaholdings.com under ‘‘investor information’’ with a further link to ‘‘corporate governance.’’ The executive committee is comprised of the chairman of the board, who is also chairman of the executive committee, and of the interim chief executive officer.

Audit Committee

The audit committee assists our board of directors and our management to ensure that we consistently act with integrity and accuracy in financial reporting. The audit committee's responsibilities include:

•	selecting and reviewing our independent registered public accounting firm and their services;

•	reviewing and discussing with appropriate members of our management our audited financial statements, related accounting and auditing principles, practices and disclosures;

•	reviewing and discussing our quarterly financial statements prior to the filing of those quarterly financial statements;

•	establishing procedures for the receipt of, and response to, any complaints received by us regarding accounting, internal accounting controls, or auditing matters, including anonymous submissions by employees;

•	reviewing the accounting principles and auditing practices and procedures to be used for our financial statements and reviewing the results of those audits; and

•	monitoring the adequacy of our operating and internal controls as reported by management and the independent registered public accounting firm or internal auditors.

James J. Ritchie is the chairman of our audit committee and the other members of our audit committee are Nigel W. Morris, Roland C. Baker and Robert B. Shapiro. The board has determined that each member of the audit committee satisfies the financial literacy requirements of the Nasdaq Stock Market and that James J. Ritchie and Roland C. Baker are audit committee financial experts as that term is defined under Item 401(h) of Regulation S-K.

Compensation Committee

The compensation committee's responsibilities include:

•	establishing and reviewing the overall corporate policies, goals and objectives for the compensation of our chief executive officer and other executive officers, including a review of the relationship of executive compensation to corporate performance and relative shareholder return, compensation at comparable companies, past years' compensation to our executives, and other relevant factors;

•	evaluating the performance of our chief executive officer and other executive officers in light of the corporate goals and objectives and, based on that evaluation, determining the compensation of the chief executive officer and other executives officers, including individual elements of salary, bonus, supplemental retirement, incentive and equity compensation, in light of the corporate goals and the performance evaluation; and

•	making recommendations to our board of directors regarding the salaries, benefits and other compensation of our non-employee directors, committee chairpersons, and committee members.

Nigel W. Morris is the chairman of our compensation committee and the other members are James J. Ritchie and Roland C. Baker.

Governance and Nominating Committee

The governance and nominating committee is responsible for assisting the board of directors by identifying the individuals qualified to serve on our board of directors and recommending to the board the nominees for election by shareholders at each annual general meeting of shareholders, to recommend to the board, director nominees for each committee of the board, to develop, recommend to the board, and assess corporate governance policies for the company, and to lead the board in its annual review of the board's performance. The governance and nominating committee's responsibilities include:

•	assessing, developing and communicating with the board concerning the appropriate criteria for nominating and appointing directors;

•	actively seeking individuals qualified to become board members for recommendation to the board;

•	if and when requested by the board, identifying and recommending to the board the appointees to be selected by the board for service on the committees of the board;

•	having sole authority to retain and terminate any search firm used to identify director candidates and having sole authority to approve the search firm's fees and other retention terms;

•	developing, assessing and recommending to the board corporate governance policies, including our code of business conduct;

•	reviewing, on behalf of the board, the charter of each committee of the board and making recommendations to the relevant committees with respect to these charters and to the board in connection with the board's action relating to these charters;

•	receiving comments from all directors and reporting its assessment of the board's performance annually to the board to be discussed with the full board following the end of each fiscal year;

•	reviewing and assessing the management succession plan for the chief executive officer position and other members of executive management and the annual review of its assessment of those plans with the board;

•	reviewing written communications from shareholders concerning our annual general meeting and governance process and making recommendations to the board with respect to these communications;

•	reviewing requests from directors and executive officers for waivers from our code of conduct, making recommendations to the board concerning those requests or granting such requests on behalf of the board, if appropriate, and reviewing any required disclosures relating to those waivers;

•	monitoring and reviewing with management our strategies; and

•	overseeing the director orientation program to familiarize new directors with our business, governance practices and industry trends.

James J. Ritchie is the chairman of our governance and nominating committee and the other members are Nigel W. Morris and Robert B. Shapiro.

Non-Employee Director Compensation

We pay each non-employee director annual cash compensation of $30,000 unless these directors elect to receive shares as provided by our 2003 long term incentive plan. We also pay the chairperson of our audit committee annual cash compensation of $15,000 and all other committee chairpersons annual cash compensation of $10,000. In addition, we pay each non-employee director a $2,000 fee for each board and committee meeting attended. Upon joining the board of directors, each non-management director also receives a one-time grant of options to purchase 25,000 shares with an exercise price equal to the closing price of the shares on Nasdaq on the date of the grant. In 2005, Mr. Lippincott received such a grant of options with an exercise price of $8.92 per share upon his appointment as director on March 8, 2005. The terms and conditions of these stock options are governed by the 2003 long term incentive plan. Beginning in 2006, each non-employee director will also receive an annual grant of restricted shares in an amount equal to $20,000 divided by the closing price of the common shares on the day of the grant and vesting in equal installments over a two year period, which was approved by the compensation committee of the board of directors on April 27, 2006. These restricted shares will not be forfeited unless the non-employee director voluntarily resigns as a member of the board of directors or is removed as a member of the board of directors for cause.

In connection with his election as chairman of the board on October 24, 2005, Mr. Ritchie was granted 52,521 restricted shares in December 2005. These restricted shares were issued to Mr. Ritchie in January 2006 and vest over a two-year period in annual installments with the first half vesting on October 24, 2006 and the second half vesting on October 24, 2007. On April 27, 2006, Mr. Ritchie was granted an additional 60,377 restricted shares which vest on April 27, 2007. All of Mr. Ritchie's restricted shares will not be forfeited unless Mr. Ritchie voluntarily resigns as a member of the board of directors or is removed as a member of the board of directors for cause. The terms and conditions of these restricted shares are governed by the 2003 long term incentive plan.

We reimburse all non-employee directors for expenses incurred to attend meetings of our board of directors or committees, including travel, meals and lodging. With respect to travel costs, we will reimburse the cost of travel only up to the actual cost of certain airline tickets regardless of how travel actually takes place.

Meetings of the Board of Directors, Executive Sessions and Attendance by Members of the Board of Directors at Annual General Meeting of Shareholders

The board of directors conducts its business through its meetings and meetings of its committees. Each director is requested to attend each of the Company's regularly scheduled meetings of the board of directors and its constituent committees on which that director serves and the Company's annual general meeting of shareholders. During 2005, the board of directors had ten meetings, its audit committee had 17 meetings, its compensation committee had five meetings and its governance and nominating committee had six meetings. The executive committee, which was established on October 25, 2005, had two meetings during 2005.

All directors attended all meetings of the board except for two directors who each did not attend one meeting. Of the four incumbent independent directors, two served as members of the audit committee, compensation committee and governance and nominating committee of the board of directors in 2005. These two members attended all of their respective committee meetings except for one director who did not attend one audit committee meeting, one director who did not attend one compensation committee meeting and one director who did not attend one governance and nominating committee meeting.

The audit committee, compensation committee and governance and nominating committee of the board of directors, all consisting only of independent directors, hold regularly scheduled executive sessions where they meet independent of management. W. Russell Ramsey, who is not a member of management, also attended some of these sessions as an observer. Each of these committees of the board of directors held an executive session as part of or following each committee meeting in 2005. Specific meetings, or portions thereof, were set aside for ongoing training of the audit committee and the entire board of directors.

While the Company does not have a formal policy regarding board member attendance at annual general meetings of shareholders, the Company encourages each member of the board of directors to attend each annual general meeting of shareholders. In practice, the Company schedules regular board of directors or committee meetings on the same day as its annual general meeting of shareholders, which the Company believes will facilitate director attendance at the shareholders meeting. All of the Company's directors attended the 2005 annual general meeting.

Nomination of Directors

The governance and nominating committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the board of directors. In identifying candidates for membership on the board of directors, the governance and nominating committee takes into account:

•	Whether the director/potential director assists in achieving a mix of board members that represents a diversity of background and experience (including with respect to age, gender, industry knowledge and experience, and financial expertise) that, at the then applicable stage in the life of the Company, will result in the board of directors having the necessary tools to perform its oversight function effectively.

•	Personal individual characteristics, including strength of character, inquiring mind, mature judgment, independence of thought, ability to work collegially and effectively with others, high moral standards, loyalty to the Company and its business plan, concern for the Company's success and welfare, personal integrity, and high performance standards.

•	Other individual characteristics, including, ability to read and understand basic financial statements, business experience with high levels of responsibility, high accomplishments as a leader in his or her field or in the companies he or she has been associated with, superior credentials and recognition, commitment to enhancing shareholder value, experience at the strategy/policy setting level, experience dealing with complex problems or crisis response, the time available to contribute special competencies to board activities, service on more not than three boards of public companies and on not more than one other audit committee of a public company, the industry or financial service industry experience or the time available to enhance knowledge of the insurance, reinsurance and consulting industries, and freedom from conflicts of interest.

Candidates who do not meet all of these requirements may still be considered as the committee will seek candidates who present the best combination of these characteristics.

When identifying and evaluating incumbent directors whose terms are set to expire, the committee reviews such directors' overall service to the Company during their term including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with the Company during their term. The committee then evaluates that information in the context of the current composition of the board, the operating requirements of the Company and the long-term interests of the shareholders.

When identifying new director candidates, the committee first determines whether the nominee is independent as such term is defined under the listing standards of the Nasdaq National Market, which determination is based upon the Company's charter and bye-laws, applicable securities laws, the rules and regulations of the SEC and the advice of counsel, if necessary. The committee then uses its network of contacts or may use a professional search firm to compile a list of candidates. To date, the committee has not used a professional search firm to compile a list of candidates. The committee then organizes interviews and meetings to evaluate the candidate. Finally, the committee meets to discuss and consider such candidates' qualifications, chooses a candidate by majority vote and then proposes the candidate to the entire board of directors.

The governance and nominating committee will consider director candidates recommended by shareholders. If a shareholder has a suggestion for candidates for election to the board of directors, the Company's bye-laws provide that the recommendation must be submitted in writing to the Secretary, Quanta Capital Holdings Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda not less than 60 days prior to a meeting of the shareholders of the Company called for the purpose of electing directors. Submissions must include each of the following:

1.	The name and record address of the shareholder who intends to make such nomination.

2.	The class and number of shares which are beneficially owned by the shareholder.

3.	The name, age, business and residential address of each individual to be nominated.

4.	The principal occupation or employment of each individual to be nominated.

5.	The class and number of shares which are beneficially owned by each individual to be nominated.

6.	All other information relating to each individual to be nominated that is required to be disclosed in solicitations for proxies in an election of directors pursuant to Regulation 14A under the Exchange Act.

7.	The signed consent of any such nominee to serve as a director, if so elected.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

Procedures for Contacting the Board of Directors

Shareholders of the Company and other interested parties may communicate their concerns to the board of directors or to individual directors in accordance with the procedures described on the Company's website at www.quantaholdings.com. Shareholder proposals intended to be presented at a meeting of shareholders by inclusion in the Company's proxy statement under SEC Rule 14a-8 or intended to be brought before a shareholders' meeting in compliance with our bye-laws are subject to specific notice and other requirements referred to under ‘‘Submission of Shareholder Proposals for 2007 Annual General Meeting’’ and in applicable SEC rules and our bye-laws. If you wish to make a shareholder proposal to be presented at a meeting of shareholders, you may not use the communication process described on the Company's website in lieu of following the notice and other requirements that apply to shareholder proposals intended to be presented at a meeting of shareholders.

EXECUTIVE OFFICERS

Biographies of the current executive officers of the Company are set forth below, except for that of Robert Lippincott, III, which is included above under ‘‘Proposal No. 1 — Election of Directors.’’

Jonathan J.R. Dodd — 36 — Chief Financial Officer.    Mr. Dodd joined the Company in September 2003 and has 15 years of finance and insurance industry experience. Mr. Dodd was appointed as chief financial officer in November 2005. Prior to serving as chief financial officer, Mr. Dodd has served as interim chief financial officer from July 2005 to November 2005 and as Group Controller from September 2003 to July 2005. Before joining the Company, he served for approximately three years as director and the head of finance and operations for Allianz Risk Transfer — North America. His prior experience also includes a management position at Centre Solutions Ltd. and serving as a senior audit manager at KPMG LLP.

Gary G. Wang — 42 — Chief Risk Officer.    Mr. Wang was appointed our chief risk officer in September 2003. Prior to joining us, Mr. Wang served as senior vice president and director of research at CFS since December 2002. He has ten years of experience in the financial services industry, including service as head of Asia Risk Finance of Barclays Capital Asia, an investment banking subsidiary of Barclays Capital, from February 1998 to May 2000, senior derivatives trader of Barclays Capital New York from May 1996 to February 1998 and senior quantitative analyst at Wells Fargo Bank from January 1994 to May 1996. He is a co-founder of China Network International, a telecom services company in China. He also serves as a director of China Risk Finance and Jade Capital Management, both of which are privately held companies engaged in consumer credit and direct investment businesses in China.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation information for our interim chief executive officer, our former chief executive officer and the most highly compensated executive officers (the ‘‘Named Executive Officers’’) for the three years ended December 31, 2005:

			Annual Compensation						Long Term Compensation Awards
Name and Principal Position	Year		Salary ($)		Bonus ($)		Other Annual Compensation ($)		Securities Underlying Options/ SARs(#)(1)		All Other Compensation ($)
Robert Lippincott III	2005		95,404	(3)	—		—		25,000	(4)	—
Interim Chief Executive Officer	2004		—		—		—		—		—
and President(2)	2003		—		—		—		—		—
Jonathan J.R. Dodd	2005		253,409		75,000		96,000	(6)	24,835		—
Chief Financial Officer(5)	2004		—		—		—		—		—
	2003		—		—		—		—		—
Gary G. Wang	2005		350,000		—		—		9,529		—
Chief Risk Officer	2004		350,000		—		—		—		—
	2003	(7)	116,667		320,833	(8)	—		20,000		—
Tobey J. Russ	2005		667,788		—		—		—		3,125,769	(10)
Former Chairman of the Board, President	2004		750,000		—		—		—		—
and Chief Executive Officer(9)	2003	(7)	250,000		250,000		—		649,830		—
John S. Brittain Jr.	2005		241,827		—		—		—		177,259	(12)
Former Chief Financial Officer(11)	2004		365,144		50,000	(13)	—		—		94,188	(14)
	2003		—		—		—		100,000	(15)	—
Michael J. Murphy	2005		600,000		—		—		—		—
Deputy Chairman of the Board and	2004		600,000		—		—		—		—
Chairman of the Office of Strategic	2003	(7)	200,000		200,000		—		565,070		—
Innovation(16)

(1)	Amounts represent options to acquire common shares.

(2)	Mr. Lippincott joined the Company in March 2005 as a director on the Board and was appointed interim chief executive officer and president on November 21, 2005.

(3)	Including $29,250 of fees received for director service in 2005 prior to his appointment as interim chief executive officer.

(4)	Mr. Lippincott received options to purchase 25,000 shares with an exercise price of $8.92 per share upon his appointment as a director on March 8, 2005.

(5)	Mr. Dodd was appointed interim chief financial officer on July 20, 2005 and was appointed chief financial officer on November 21, 2005. See ‘‘Employment Agreements.’’

(6)	Amount represents housing allowance.

(7)	No compensation was paid to the Named Executive Officers prior to September 3, 2003.

(8)	Includes a sign-on bonus of $58,333 paid to Mr. Wang at the commencement of his employment in September 2003.

(9)	On October 24, 2005, Mr. Russ resigned as chairman of the board of the Company. Effective November 21, 2005, Mr. Russ resigned as the Company's president and chief executive officer pursuant to the terms of a separation agreement and general release entered into between Mr. Russ and the Company on January 3, 2006. See ‘‘Separation and Release Agreements.’’

(10)	Amounts represent a $3,105,769 severance payment (including $43,269 in unused vacation) and $20,000 paid in outplacement services.

(11)	Effective July 20, 2005, Mr. Brittain resigned as the Company's chief financial officer pursuant to the terms of a separation agreement and general release entered into between Mr. Brittain and the Company on August 5, 2005. See ‘‘Separation and Release Agreements.’’

(12)	Amount represents a $156,250 severance payment, $18,000 paid in outplacement services and $3,009 paid for medical insurance.

(13)	Consists of a sign-on bonus of $50,000 paid to Mr. Brittain at the commencement of his employment in January 2004.

(14)	Consists of relocation costs paid to Mr. Brittain.

(15)	These options were granted in connection with the acceptance of employment by Mr. Brittain on December 15, 2003 and were forfeited upon his resignation.

(16)	On March 18, 2005, Michael J. Murphy commenced transitioning from his position as our chief operating officer to his new role as our chairman of the office of strategic innovation. Mr. Murphy remains our deputy chairman of the board of directors.

Option Grants

The following table sets forth certain information concerning individual grants of stock options made during the year ended December 31, 2005 to each of the Named Executive Officers.

Option/SAR Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Option/SARs Granted (#)(1)		Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/sh)	Expiration Date	5% ($)	10% ($)
Robert Lippincott III	25,000	(2)	1.85%	$8.92	3/8/2015	$140,244	$355,405
Jonathan J.R. Dodd	8,169	(2)	0.6%	8.92	3/8/2012	29,664	69,131
	16,666	(3)	1.23%	4.59	12/8/2012	31,142	72,574
Gary G. Wang	9,529	(2)	0.7%	8.92	3/8/2012	34,603	80,640

(1)	Amounts represent options to acquire common shares.

(2)	These options vest in four equal installments on March 8 of 2006, 2007, 2008 and 2009.

(3)	These options vest in four equal installments on December 8 of 2006, 2007, 2008 and 2009.

Fiscal Year-End Option Values

The following table sets forth the number of unexercised options segregated by those that were exercisable and those that are unexercisable at December 31, 2005 and the value of in-the-money options segregated by those that were exercisable and those that were unexercisable at December 31, 2005 for the Named Executive Officers. The Named Executive Officers did not exercise any options during 2005.

Aggregated Option/SAR Exercises in Last
Fiscal Year and Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#) (1)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert Lippincott III	—	$—	6,250	18,750	$—	$—
Gary G. Wang	—	—	12,382	17,147	—	—
Tobey J. Russ	—	—	649,830	—	—	—
John S. Brittain, Jr.	—	—	—	—	—	—
Michael J. Murphy	—	—	282,534	282,536	—	—

(1)	Amounts represent options to acquire common shares.

Long-Term Incentive Awards

The following table sets forth certain information regarding each award made under any long-term incentive plan (‘‘LTIP’’) during the year ended December 31, 2005 to each of the Named Executive Officers.

Long-Term Incentive Plans — Awards in Last Fiscal Year

			Estimated Future Payouts under Non-Stock Price-Based Plans
Name	Number of Shares, Units or other Rights (#)	Performance or Other Period Until Maturation or Payout	Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
Jonathan J.R. Dodd(1)	994	3 years	(1)	(1)	(1)
Gary G. Wang (1)	1,160	3 years	(1)	(1)	(1)

(1)	Amount represents performance shares that will vest based on the Company's achievement of average return on equity over the three year period ending December 31, 2007, as calculated in accordance with U.S. Generally Accepted Accounting Principles. On March 8, 2008, Messrs. Dodd and Wang will receive a percentage of the performance shares based on the average return on equity as set forth below:

Average Return on Equity	Number of Shares
Less than 12%	0%
12% or more and less than 20%	50%
20% or more and less than 25%	100%
25% or more and less than 30%	200%
30% or more	300%

Employment Agreements

The following information summarizes the compensation arrangement for Robert Lippincott III, our interim chief executive officer and president, the retention agreement and employment agreement for Jonathan J.R. Dodd, our chief financial officer, and the employment agreements for Michael J. Murphy, our deputy chairman and chairman of the office of strategic innovation, and Gary G. Wang, our chief risk officer.

Robert Lippincott III.    Mr. Lippincott began to serve as our interim chief executive officer and president on November 22, 2005. On December 8, 2005, the compensation committee approved the compensation arrangement of Mr. Lippincott. Under this arrangement, Mr. Lippincott receives a salary of $50,000 per month and will receive a minimum bonus of 50% of the amount of salary paid from November 22, 2005 until the date on which a permanent chief executive officer is named. In February 2006, the compensation committee also approved the reimbursement of Mr. Lippincott's commuting expenses from his home in Florida to the Company's offices.

Jonathan J.R. Dodd.    Under Mr. Dodd's retention agreement, Mr. Dodd has agreed to serve as our chief financial officer. The term of Mr. Dodd's retention agreement continues until March 30, 2008 and may be increased, at the discretion of the Company, at increments of one year, with a maximum of two years subject to a six month notification to Mr. Dodd. Pursuant to Mr. Dodd's retention agreement and employment agreement, Mr. Dodd receives an annual salary of $325,000 and is eligible to receive an annual bonus under the terms of the Quanta Annual Variable Cash Compensation Plan or our retention program. On February 22, 2006, the compensation committee awarded Mr. Dodd a $250,000 bonus for 2005, of which 25% is payable in the first quarter of 2006 and 75% is payable in the first quarter of 2007.

If the retention agreement is terminated for cause, as defined in the retention agreement, or due to Mr. Dodd's voluntary resignation, we will have no further financial obligation to Mr. Dodd. If the retention agreement is terminated by us due to Mr. Dodd's unsatisfactory performance, following Mr. Dodd's failure or inability to cure such unsatisfactory performance within thirty days of written notification, Mr. Dodd will be paid severance under our severance practice. If the retention agreement is terminated by us without cause (i) not within a period of eighteen months following a change of control, as defined in the retention agreement, and (ii) not due to Mr. Dodd's unsatisfactory performance, following Mr. Dodd's failure or inability to cure such unsatisfactory performance within 30 days written notification, we will pay Mr. Dodd the unvested portion of any amounts due under the Quanta Annual Variable Cash Compensation Plan and an amount equal to two times the sum of his base salary. If the retention agreement is terminated by us without cause within a period of eighteen months following a change of control, we will pay Mr. Dodd the unvested portion of any amounts due under the Quanta Annual Variable Cash Compensation Plan and an amount equal to two times the sum of his base salary. If the retention agreement is terminated due to Mr. Dodd's involuntary resignation, as defined in the retention agreement, we will pay Mr. Dodd any future amounts due under the Quanta Annual Variable Cash Compensation Plan and an amount equal to two times the sum of his base salary. If the retention agreement is terminated due to Mr. Dodd's retirement, as defined in the retention agreement, without a non-competition agreement with us, Mr. Dodd will be paid the benefits to which he is entitled under Quanta’s Bermuda pension plan and any unvested or unpaid benefits due under the Quanta Annual Variable Cash Compensation Plan. If the retention agreement is terminated due to Mr. Dodd's early retirement, with a non-competition agreement with us, Mr. Dodd will be paid the benefits to which he is entitled under Quanta’s Bermuda pension plan. Mr. Dodd is also subject to non-competition provisions for a period of one year after termination of the employment agreement subject to certain exceptions, as well as ongoing confidentiality requirements.

A change of control is generally defined in Mr. Dodd's retention agreement to mean:

•	a change in control of the Company, which means that any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes a ‘‘beneficial owner’’ (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the common stock, par value $.10 per share; or

•	a substantial change of management or ownership of any of the Company's insurance company operating subsidiaries.

An involuntary resignation is generally defined in Mr. Dodd's retention agreement to mean following a change in control, Mr. Dodd's decision to no longer serve as an executive officer of the Company, which decision shall have resulted from one of the following events:

•	a substantial diminution of Mr. Dodd's duties without his prior written consent; or

•	a relocation or attempted relocation of Mr. Dodd without his written consent to an office outside a twenty-five mile radius of his work/office location; or

•	rehabilitation, receivership, conservation, liquidation or other legal event by government regulators.

Michael J. Murphy.    Under Mr. Murphy's employment agreement, as amended, Mr. Murphy has agreed to serve as chairman of the office of strategic innovation and deputy chairman of our board of directors. The term of Mr. Murphy's employment agreement continues until September 3, 2008 and will be automatically renewed for additional one-year terms unless notice of termination of Mr. Murphy's employment is provided by us or Mr. Murphy at least 90 days prior to the end of the term. Mr. Murphy receives an annual base salary of $600,000 and is eligible to receive an annual incentive bonus of 100% of his base salary based upon the achievement of specified targets to be determined by the compensation committee of our board of directors.

If the employment agreement is terminated by Mr. Murphy for good reason, as defined in the employment agreement, or by us not for cause, as defined in the agreement, we will pay Mr. Murphy the prorated portion of his bonus for the year in which he is terminated, an amount equal to two times the sum of his base salary and the target bonus and his options and restricted stock will vest on the date of such termination. In the event that payments made to Mr. Murphy are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, Mr. Murphy is entitled to receive a gross-up payment equal to the sum of the excise tax and any income and excise tax on the gross-up payment, plus any additional taxes thereon. If the agreement is terminated for cause or due to Mr. Murphy's resignation or leaving of his employment other than for good reason, he shall be entitled to receive his base salary through the date of his termination. Mr. Murphy is also subject to non-competition and non-solicitation provisions for a period of one year after termination of the employment agreement subject to certain exceptions, as well as ongoing confidentiality and non-disparagement requirements. Cause, good reason and change of control are defined as described above.

Mr. Murphy's employment agreement was amended on March 18, 2005. The amendment provides that Mr. Murphy shall serve as deputy chairman and chairman of the office of strategic innovation and that his principal place of business shall be located in northern Virginia.

Gary G. Wang.    Under Mr. Wang's employment agreement, Mr. Wang has agreed to serve as our chief risk officer. Mr. Wang receives an annual base salary of $350,000 and is eligible to receive an annual incentive bonus at a target level of 50% of his base salary with the amount awarded being subject to our profitability and his performance. In accordance with the terms of his agreement, Mr. Wang was granted stock options to purchase 20,000 shares on September 3, 2003. Mr. Wang has entered into a non-solicitation agreement with us which provides that he will not (either alone or jointly with or on behalf of others and whether directly or indirectly) (1) solicit, endeavor to solicit, hire or cause to be hired any officer or employee of the Company or its affiliates away from employment with any such entity, or (2) violate, or cause others to violate, the terms of any employment agreement or other arrangement between any such officer or employee and the Company or any of its affiliates during the term of his employment and for a period of one (1) year from the last day of his employment with the Company or its affiliates. Our agreement with Mr. Wang does not require us to employ him over a fixed term. Additionally, Mr. Wang presently does not have a non-competition agreement with us. Therefore, he may voluntarily terminate his employment with us at any time and is not restricted from seeking employment with our competitors or others who may seek his expertise.

Separation and Release Agreements

Tobey J. Russ.    The Company entered into an employment agreement with Mr. Russ, the Company's former chief executive officer and president, effective as of July 17, 2003. On November 21, 2005, Mr. Russ resigned as the Company's president and chief executive officer and as a director of the Company.

In connection with Mr. Russ' resignation, the Company entered into a Separation and Release Agreement with Mr. Russ as of January 3, 2006. Pursuant to the agreement, and in accordance with his employment agreement, Mr. Russ received (i) the bonus that would have been payable to him for years 2005 and 2006 totaling $1,500,000 less applicable withholding taxes, (ii) two times his base salary totaling $1,500,000 less applicable withholding taxes, and (iii) $62,500.00 less applicable withholding taxes in lieu of notice under his employment agreement. In addition, Mr. Russ will receive major medical insurance coverage benefits from the Company's plan in effect on November 21, 2005, at the expense of the Company, with such benefits lasting until the earlier of (i) 24 months following November 21, 2005 or (ii) the date upon which Mr. Russ is provided by another employer with benefits substantially comparable to the benefits provided by such plan. Further, all options held by Mr. Russ became vested on November 21, 2005. However, none of the options held by Mr. Russ were exercised by him. In consideration for Mr. Russ executing the Separation and Release Agreement, the Company also paid Mr. Russ $43,269 for earned but unused vacation, $4,946.70 for tax preparation fees incurred in connection with his 2005 tax returns, and attorneys fees not exceeding $7,500.00 incurred in connection with the Separation and Release Agreement. The Company further agreed to provide Mr. Russ with executive outplacement assistance for a period of six months commencing January 2, 2006, up to an additional six months of outplacement assistance if Mr. Russ is not employed within the six months commencing January 2, 2006. Pursuant to the agreement, Mr. Russ is restricted from competing with the Company for a one-year period.

John S. Brittain, Jr.    The Company entered into an employment agreement with Mr. Brittain, the Company's former chief financial officer, effective as of January 15, 2004. On July 20, 2005, Mr. Brittain resigned as the Company's chief financial officer.

In connection with Mr. Brittain's resignation, the Company entered into a Separation and Release Agreement with Mr. Brittain as of August 5, 2005. Pursuant to, and in consideration for Mr. Brittain entering into this agreement, the Company agreed (i) to pay Mr. Brittain sixty-four weeks of severance pay in thirty-two semi-monthly payments totaling $500,000.00 less applicable withholding taxes, (ii) upon proof of payment, to reimburse Mr. Brittain for the monthly cost of COBRA for medical and dental benefits until the earlier of (a) 18 months following July 20, 2005 or (b) the date upon which Mr. Brittain becomes eligible for comparable benefits from a subsequent employer and (iii) to provide Mr. Brittain with executive outplacement assistance, including office administrative services, from September 1, 2005 to the earlier of (a) August 31, 2006 or (b) the date upon which Mr. Brittain obtains employment.

Annual Variable Cash Compensation Plan

We have adopted an Annual Variable Cash Compensation Plan that is available to our employees generally, including our executive officers, that we believe allows us to attract and retain employees by providing them with cash rewards in the form of additional compensation for their contributions to the operating profits and earning power of our business. For most employees, awards paid under this plan are and will be highly dependent on performance measured at an individual and business unit level. In general, awards will be funded by a sharing of profit in excess of a minimum return on capital to shareholders. Profit is measured in terms of the estimated net present value of after-tax profit from business written in each year. Awards are paid out in four annual installments and deferred balances are subject to adjustments to the extent that the initial estimate of policy year profit deviates from actual returns and earn interest. Employees who voluntarily end their employment or are involuntarily terminated will forfeit unpaid awards under the plan. In the event of a change of control, each employee will be paid his or her allocable share of the award pool unless the successor company determines to continue the plan through the end of our fiscal year. In the event an employee's employment terminates within 12 months following a change of control other than for cause, the employee will be fully vested in all incentive awards allocated but unpaid as of his or her termination date and will be paid 100% of the net present value of his or her account within 90 days of his or her termination. A change of control for purposes of the plan is defined generally as (1) the purchase by any person or group of persons of 40% or more of the combined voting power of the outstanding voting stock of our company, (2) approval by our board of directors of a reorganization, merger, consolidation, liquidation or dissolution, in each case, with respect to which persons who were shareholders of our company immediately prior to such reorganization, merger, consolidation, liquidation or dissolutions do not, immediately thereafter, own more than 51% of the combined voting power of the outstanding voting stock of our company, liquidation or dissolution or (3) the sale of 50% or more of our company's assets.

Compensation Committee Interlocks and Insider Participation

Our independent directors are, and we expect they will continue to be, the only members of our compensation committee. None of our directors or executive officers has a relationship with us or any other company that the SEC defines as a compensation committee interlock or insider participation that should be disclosed to shareholders.

REPORT OF THE COMPENSATION COMMITTEE

Compensation Committee's Goals and Responsibilities

The compensation committee's goals with respect to executive compensation are to establish and review at least annually the overall corporate policies, goals and objectives for the compensation of the chief executive officer and other executive officers (meaning those individuals classified by the Company as officers for purposes of SEC rules under Section 16 of the Exchange Act). This includes a review of the relationship of executive compensation to corporate performance and relative shareholder return, compensation at comparable companies, past years compensation to the company's executive officers and other relevant factors.

In addition, the compensation committee evaluates at least annually the performance of the chief executive officer and other executive officers in light of the corporate goals and objectives and, based on that evaluation, determines the compensation of the chief executive officer and other executive officers, including individual elements of salary, bonus, supplemental retirement, incentive and equity compensation. In any deliberations to determine the compensation of executive officers other than the chief executive officer, the committee may elect to invite the chief executive officer to be present but not vote.

Compensation Philosophy

The compensation committee's executive compensation philosophy is a commitment to a strong link between the compensation for its executives and the performance of the Company's business and the achievement of the Company's strategic goals which are intended to create increased shareholder value. This philosophy mirrors the Company's compensation philosophy for its other employees who receive base salaries and benefits but who only receive bonus payments under the annual variable cash compensation plan if there is a sharing of profit in excess of a minimum return on capital to shareholders in the business line in which they operate.

Determination of Compensation of Named Executive Officers

This report only discusses compensation decisions made by the compensation committee with respect to the Named Executive Officers.

During 2005, the compensation committee led a performance evaluation process that included the retention of an external advisor who conducted assessments of senior management of the Company including through feedback on the executives' performance from superiors, peers and subordinates. In addition, the compensation committee received and, following discussion, approved, a list of goals and objectives for the chief executive officer and the other Named Executive Officers. These goals and objectives included, among others, financial goals (in relation to the operating plan of the company and in relation to financial results), internal processes (relating to human resources, governance and regulatory compliance, relationship with the board of directors (for the chief executive officer only), execution of the operating plan, investor relations and regulators & rating agency relationships) and management and leadership goals (including the organizational structure, training, culture, strategy and personal development). The financial goals were weighted more heavily for the chief executive officer than for the other Named Executive Officers.

During the last quarter of 2005, the Company experienced management changes in the chief executive officer position. Effective November 21, 2005, Robert Lippincott, III was appointed interim chief executive officer and president. On December 8, 2005, the compensation committee determined the salary and bonus compensation arrangements for Mr. Lippincott. Mr. Lippincott is paid a salary of $50,000 per month and will receive a minimum bonus of 50% of the amount of salary paid from November 22, 2005 until the date on which a permanent chief executive officer is named. In February 2006, the compensation committee also approved the reimbursement of Mr. Lippincott's commuting expenses from his home in Florida to the Company's offices. Tobey J. Russ served as president and chief executive officer through November 21, 2005. During 2005, Mr. Russ was paid $667,788 in salary and did not receive a bonus.

In February 2006, the compensation committee reviewed the performance of the Named Executive Officers other than the interim chief executive officer against the goals and objectives that had been established for them and the performance evaluations that had been prepared for each of them with respect to their performance for 2005. Given that the compensation committee had determined the salary and bonus arrangements for Mr. Lippincott in December 2005, no changes have been deemed necessary by the compensation committee in 2006. The compensation committee intends to request, receive and review the goals and objectives of the chief executive officer on an annual basis and expects that the elements that are considered will change.

The compensation committee made the following determinations with respect to compensation consisting of base salary, annual incentive compensation in the form of cash bonus payments and long-term incentive compensation in the form of options and performance share units:

Base salary – The Named Executive Officers (other than the interim chief executive officer whose compensation arrangement has been agreed to) have employment agreements with the Company which establish their base salaries which are viewed as compensation for their ongoing contributions to the performance of the Company in the area of their responsibilities. On the basis that the base salaries are competitive, the compensation committee did not increase the base salaries of the Named Executive Officers for 2005.

Annual incentive compensation – The Named Executive Officers (other than the interim chief executive officer whose bonus arrangement has been agreed to) are entitled to participate in the annual variable cash compensation plan that has been established. This plan is generally available to the employees of the Company, but the compensation committee determines whether any awards calculated pursuant to this plan for the named executive officers are warranted in light of their performance. With respect to 2005, performance measures under this plan were not met and no awards were given to the Named Executive Officers. The compensation committee also determined that it would not award any discretionary bonus to the interim chief executive officer or the other Named Executive Officers other than to Mr. Dodd, our chief financial officer who received a bonus of $250,000, of which 25% is payable in the first quarter of 2006 and 75% is payable in the first quarter of 2007.

Long term equity compensation – The compensation committee reviews, on a periodic basis, the equity participation awards outstanding to the interim chief executive officer and other executive officers of the Company and will consider additional awards from time to time, consistent with the philosophy stated above. Because the value of equity awards should, over time, bear a direct relationship to the Company's stock price, the compensation committee believes equity awards represent an effective incentive to create value for shareholders. The compensation committee did not make any grants of long term equity compensation to the interim chief executive officer and other named executive officers for 2005.

Members of the compensation committee:
Nigel W. Morris – Chairman James J. Ritchie Roland C. Baker

STOCK PERFORMANCE GRAPH

Set forth below is a line graph comparing the dollar change in the cumulative total shareholder return since May 14, 2004, the date on which the common shares of the Company started trading on Nasdaq, through December 31, 2005 as compared to the cumulative total return of the Nasdaq Insurance Group and the Nasdaq Market Index. This graph assumes that the value of investment in the Company's common shares and each index was $100 on May 14, 2004 and that all dividends were reinvested. The performance shown below is not necessarily indicative of future performance.

	Cumulative Total Return
	5/14/04	12/31/04	12/31/05
Quanta Capital Holdings Ltd.	$100.00	$93.23	$51.57
Nasdaq Market Index	$100.00	$113.76	$116.26
Nasdaq Insurance Group	$100.00	$114.64	$130.74

REPORT OF THE AUDIT COMMITTEE

The audit committee assists the board in fulfilling its responsibilities for general oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of the Company's internal audit function and independent registered public accounting firm, and risk assessment and risk management. The audit committee manages the Company's relationship with its independent registered public accounting firm (who reports directly to the audit committee). The audit committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties and receive appropriate funding, as determined by the audit committee, from the Company for such advice and assistance.

The Company's management has primary responsibility for preparing the Company's financial statements and the Company's financial reporting process. The Company's independent registered public accounting firm, PwC, is responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States.

In this context, the audit committee hereby reports as follows:

1.	The audit committee has reviewed and discussed the audited financial statements with the Company's management.

2.	The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380), SAS 99 (Consideration of Fraud in a Financial Statement Audit) and Securities and Exchange Commission rules discussed in Final Releases Nos. 33-8183 and 33-8183a.

3.	The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, ‘‘Independence Discussions with audit committee’’) and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence.

4.	The audit committee recommended to the board, and the board has approved, that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2005 that was filed with the SEC and that accompanies this proxy statement.

The undersigned members of the audit committee have submitted this report to the board of directors.

Members of the audit committee:
James J. Ritchie – Chairman Nigel W. Morris Roland C. Baker Robert B. Shapiro

SECURITY OWNERSHIP

The following table sets forth the total number and percentage of our common shares beneficially owned as of April 27, 2006 by: (1) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding voting shares; (2) each director; (3) each of our interim chief executive officer and our other Named Executive Officers; and (4) all executive officers and directors as a group.

	Shares beneficially owned
Beneficial Owner	Number		Percent
Donald Smith & Co., Inc.(1)	5,431,600		7.8%
Boston Partners Asset Management, LLC(2)	5,269,920		7.5%
Eubel, Brady & Suttman Asset Management, Inc.(3)	5,108,225		7.3%
W. Russell Ramsey(4)	4,583,007	(5)	6.6%
Michael J. Murphy	1,563,434	(6)	2.2%
Nigel W. Morris	497,189	(7)	*
James J. Ritchie	76,298	(8)	*
Gary G. Wang	12,382	(9)	*
Robert Lippincott III	6,250	(10)	*
Jonathan J.R. Dodd.	4,542	(11)	*
Roland C. Baker	—		—
Robert B. Shapiro	—		—
All directors and executive officers as a group (9 persons)	6,743,102		9.6%

*	less than 1%

(1)	Based on Schedule 13G filed by the named beneficial owner on February 14, 2006. The address of Donald Smith & Co., Inc. is 152 West 57th Street, New York, New York 10019.

(2)	Based on Schedule 13G filed by the named beneficial owner on February 14, 2006. The address of Boston Partners Asset Management, LLC is 28 State Street, 20th Floor, Boston, Massachusetts 02109.

(3)	Based on Schedule 13G/A filed by the named beneficial owner on April 10, 2006. Represents shares beneficially owned by Eubel Brady & Suttman Asset Management, Inc. or its affiliates. The address of Eubel Brady & Suttman Asset Management, Inc. is 7777 Washington Village Drive, Suite 210, Dayton, Ohio 45459.

(4)	Mr. Ramsey's address is 8200 Greensboro Drive, Suite 1550, McLean, Virginia 22102.

(5)	Includes 1,130,139 shares issuable upon exercise of warrants granted to BEM Specialty Investments, LLC. Mr. Ramsey is the manager and a beneficial owner of the membership interests of BEM Specialty Investments, LLC. Of the remaining shares, 820,208 are held through RNR I, LLC, 1,357,803 are held through RNR II, LP, 410,900 are held through RNR III, LP, 189,300 are held through RNR III Offshore, Ltd., 362,957 are held through BEM Specialty Investment LLC, 299,200 are held through HFR HE Beryllium Fund and 12,500 shares are issuable upon exercise of options that are exercisable within 60 days of April 27, 2006. RNR I, LLC, is jointly owned by W. Russell Ramsey and his spouse.

(6)	Includes 706,337 shares issuable upon exercise of warrants granted to CPD & Associates, LLC, a limited liability company whose membership interests are beneficially owned by Michael J. Murphy. Mr. Murphy is also the manager of CDP & Associates, LLC. Also includes 282,535 shares issuable upon exercise of options that are exercisable within 60 days of April 27, 2006.

(7)	Includes 12,500 shares issuable upon exercise of options that are exercisable within 60 days of April 27, 2006.

(8)	Includes 63,798 shares held by Mr. Ritchie and his spouse over which each have powers of attorney to vote and divest these shares. Also includes 12,500 shares issuable upon exercise of options that are exercisable within 60 days of April 27, 2006.

(9)	These shares are issuable upon exercise of options that are exercisable within 60 days of April 27, 2006.

(10)	These shares are issuable upon exercise of options that are exercisable within 60 days of April 27, 2006.

(11)	These shares are issuable upon exercise of options that are exercisable within 60 days of April 27, 2006.

CERTAIN TRANSACTIONS

Employment Agreements

We are parties to a compensation arrangement with Robert Lippincott III, a retention agreement and an employment agreement with Jonathan J.R. Dodd, and an employment agreement with Gary G. Wang. In connection with the departures of Tobey J. Russ and John S. Brittain, Jr., we have also entered into separation and release agreements with Mr. Russ and Mr. Brittain. A description of the compensation arrangement, retention agreement, employment agreements, and separation and release agreements are included in ‘‘Executive Compensation — Employment Agreements’’ and "— Separation and Release Agreements" above.

In addition, we lease a corporate apartment located near the offices of our U.S. operations in New York. From time to time, certain officers may use the corporate apartment while traveling to New York on business or when the officer's work schedule does not permit him to commute to his residence. Since the appointment of Robert Lippincott III as interim chief executive officer in November 2005, Mr. Lippincott uses the corporate apartment on certain occasions when commuting from the offices of our U.S. operations to his residence is not practical.

Private Placement to Nigel Morris

On December 22, 2003, Nigel W. Morris purchased 291,262 shares in a privately negotiated transaction from us at a purchase price of $10.30 per share. The terms of the private placement to Mr. Morris were approved by our audit committee. We entered into a registration rights agreement with Mr. Morris covering these shares.

ESC Acquisition

On September 3, 2003, we acquired all of Environmental Strategies Corporation’s (‘‘ESC’’) outstanding stock for a cash purchase price of $18.9 million. Under the purchase agreement, ESC's shareholders have a right to receive an earn-out payment if ESC achieves specified EBITDA targets. EBITDA generally is defined to mean earnings before interest, taxes, depreciation and amortization, calculated in accordance with GAAP as in effect at closing. Under the earn-out, if EBITDA for the two-year period ending December 31, 2005 is $7.5 million or greater, the ESC shareholders are entitled to receive an additional $5.0 million. As of December 31, 2005, we determined that we are required to pay the additional $5.0 million to ESC’s former shareholders. Michael J. Murphy, chairman of the office of strategic innovation and deputy chairman of our board of directors, was a former shareholder of ESC and received $1,372,066 in connection with this earn-out payment.

From time to time ESC has entered into agreements with Industrial Recovery Capital Holdings Company and its subsidiaries, or IRCC, to perform environmental investigation and remediation design and management services for IRCC. IRCC acquires, rehabilitates, and disposes of properties exposed to environmental contaminants. Mr. Murphy beneficially owns approximately 34.2% of the outstanding shares of IRCC. The remaining shares of IRCC are owned by certain of ESC's former shareholders. We anticipate that ESC will continue to provide services to IRCC under contracts for IRCC's properties that exist currently. For the year ended December 31, 2005, we earned approximately $134,000 of fees under these contracts.

Transactions with Friedman, Billings, Ramsey Group, Inc.

Friedman, Billings, Ramsey & Co., Inc., an affiliate of Friedman, Billings, Ramsey Group, Inc., purchased 4,381,569 shares in private offering for its own account at a purchase price per share of $9.30. Friedman, Billings, Ramsey & Co., Inc. also acted as initial purchaser in this private offering and purchased 41,748,430 shares from us at $9.30 per share, which it resold to qualified institutional investors and non U.S. Persons for $10.00 per share. Friedman, Billings, Ramsey & Co., Inc. also acted as placement agent with respect to shares sold by us in our September 2003 private offering to accredited investors and received a placement fee of $0.70 per share. The total initial purchaser's discount/placement agent fee was $33,762,260.

In addition, we entered into an engagement letter with Friedman, Billings, Ramsey & Co., Inc., an affiliate of Friedman, Billings, Ramsey Group, Inc., under which we engaged Friedman, Billings, Ramsey & Co. Inc. until December 15, 2006 to act as our financial advisor in connection with any sale of all or a material part of the assets and/or liabilities or capital stock of the Company (a ‘‘Sale Transaction’’), a joint venture with another company involving all or part of the Company’s businesses, an acquisition of all or part of another company or its businesses or other strategic transaction (‘‘Other Transaction’’). Under the agreement, Friedman, Billings, Ramsey & Co., Inc. is entitled to receive, in the case of an Other Transaction, a fee customary for the type of Other Transaction as reasonably agreed by the Company and Friedman, Billings, Ramsey & Co., Inc. In the event a Sale Transaction is agreed to and subsequently consummated with an investor, purchaser, merger candidate, or other candidate for a transaction of the type the Company’s board of directors may wish to consider that was identified and profiled by Friedman, Billings, Ramsey & Co., Inc., within twelve months from December 15, 2005 or within eighteen months following termination, Friedman, Billings, Ramsey & Co., Inc. will be entitled to receive a fee equal to 1% of the cash or other property received in connection with such Sale Transaction.

Pursuant to an engagement letter dated December 7, 2005, we appointed Friedman, Billings, Ramsey & Co., Inc. to act until June 7, 2006 as lead underwriter in connection with any public or private offering of our common shares. On December 14, 2005, we issued 13,136,841 common shares at $4.75 per share in a registered public offering. Friedman, Billings, Ramsey & Co., Inc. was an underwriter in the offering. The underwriting discount and underwriters' expenses (including reimbursement of the underwriters' expenses and underwriters' attorney fees) paid by us to Friedman, Billings, Ramsey & Co., Inc. in the offering was $3,432,000.

Further, pursuant to an engagement letter dated November 28, 2005, we appointed Friedman, Billings, Ramsey & Co., Inc. to act until May 28, 2006 as lead underwriter in connection with any public or private offering of our preferred securities. On December 14, 2005, we issued 3,000,000 shares of our series A preferred shares at $25.00 per share with a liquidation preference of $25.00 per share in a registered public offering. In addition, on December 29, 2005, the underwriters exercised a portion of their over-allotment option to acquire additional series A preferred shares at the offering price of $25.00. This resulted in the sale, on January 11, 2006 of 130,525 shares of our series A preferred shares at $25.00 per share. Friedman, Billings, Ramsey & Co., Inc. was an underwriter in the offering. The underwriting discount and underwriters' expenses (including reimbursement of the underwriters' expenses and underwriters' attorney fees) paid by us to Friedman, Billings, Ramsey & Co., Inc. in the offering was $2,465,288.

To our knowledge Friedman, Billings, Ramsey Group, Inc. also received fees from the placement agent of the pooled trust preferred securities we sold in December 2004 and February 2005. However, we have no knowledge of the amount of the fee.

Mr. Ramsey is a director of Friedman, Billings, Ramsey Group, Inc. and is the managing member of Ramsey Asset Management, LLC (‘‘RAM’’), an SEC registered investment advisor. RAM is the investment manager for six investment partnerships. The general partner of two of these funds is Ramsey Asset Management GP, LLC (‘‘RAMGP’’), which is beneficially owned by Mr. Ramsey. RAM utilizes numerous brokers for the execution of transactions, including FBR Co, an affiliate of Friedman, Billings, Ramsey Group, Inc. Friedman, Billings, Ramsey Group, Inc., its corporate affiliates and certain employees of Friedman, Billings, Ramsey Group, Inc. and its corporate affiliates are investors in four of the investment partnerships managed by RAM. RAMGP is generally entitled to 20% of the profits of these four investment partnerships, subject to certain adjustments. Friedman, Billings, Ramsey Co., Inc. is generally entitled to 15% of any profits allocated to RAMGP as a result of its management of these four investment partnerships. Friedman, Billings, Ramsey Group, Inc. and its corporate affiliates (excluding the ownership of their respective employees) represent approximately 6.73% of RAM's assets under management. In addition, employees of Friedman, Billings, Ramsey Group, Inc. represent approximately 0.85% of RAM's assets under management. Friedman, Billings, Ramsey Group, Inc., its corporate affiliates and certain employees of Friedman, Billings, Ramsey Group, Inc. are entitled to receive their  pro-rata share of net profits from the investment partnerships' assets.

In addition to Mr. Ramsey, Wallace L. Timmeny, a former member of our board of directors, also serves as a director and as the chairman of the risk management committee of Friedman, Billings, Ramsey Group, Inc. Mr. Timmeny resigned from our board of directors effective December 31, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Executives, officers and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, the Company believes that, during the year ended December 31, 2005, all filing requirements applicable to its executive officers, directors and greater than ten-percent beneficial owners were complied with, except for the following Form 4 late filings:

•	March 8, 2005 stock option grant, and December 8, 2005 stock option grant, to Jonathan J.R. Dodd was filed on December 15, 2005;

•	March 8, 2005 stock option grant to Gary G. Wang was filed on December 15, 2005;

•	December 8, 2005 acquisition of common shares by James J. Ritchie was filed on December 30, 2005;

•	December 20, 2005 acquisition of series A preferred shares by James J. Ritchie and his spouse was filed on February 8, 2006; and

•	December 20, 2005 acquisition of series A preferred shares by Michael J. Murphy was filed on February 8, 2006.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2007 ANNUAL GENERAL MEETING

Under the federal proxy solicitation rules, for any proposal submitted by a shareholder to be considered for inclusion in the Company's proxy materials for the 2007 annual general meeting of shareholders, it must be received by the Company at its registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda addressed to the Secretary by December 8, 2006. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act.

If a shareholder desires to nominate one or more individuals for election as directors at the 2007 annual general meeting, written notice of such shareholder's intent to make such a nomination must be received by the Company at its registered office not later than sixty days prior to the date of the 2007 annual general meeting.

If a shareholder of record or group of shareholders of record representing not less than one-twentieth of the total voting rights of all the shareholders having at the date of requisition a right to vote at the 2007 annual general meeting, or, comprising not less than one hundred shareholders, desires to bring other business before the 2007 annual general meeting of shareholders, such proposal must be received by the Company at its registered office, located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda addressed to the Secretary in the case of proposals to be voted on, not less than six weeks before the 2007 annual general meeting.

ANNUAL REPORT

The Company's annual report on Form 10-K for 2005 is being mailed concurrently with this proxy statement. The annual report does not form any part of the material for the solicitation of proxies. Upon written request of a shareholder, the Company will furnish, without charge, a copy of the Company's annual report. If you would like a copy of the annual report, please contact Quanta Capital Holdings Ltd., Cumberland House, 1 Victoria Street, Hamilton HM 11, Bermuda, Attn: Karen Barnett. In addition, financial reports and recent filings with the SEC, are available on the Internet at www.sec.gov. Company information is also available on the Internet at www.quantaholdings.com. Information contained on the website is not part of this proxy statement.

OTHER MATTERS

The Company knows of no specific matter to be brought before the annual general meeting that is not referred to in the attached notice of annual general meeting of shareholders and this proxy statement. If any such matter comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote proxies in accordance with their best judgment with respect to such matters.

The audit committee report, the compensation committee report, the performance graph and references to the independence of directors serving on the audit committee are not deemed to be ‘‘soliciting materials’’ or ‘‘filed’’ with the SEC, are not subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any of the filings previously made or made in the future by the Company under the Exchange Act or the Securities Act of 1933, as amended (except to the extent the Company specifically incorporates any such information into a document that is filed).